Exhibit 99.2

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE
MARCH 27, 2008

CONTACTS:
JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT – INVESTOR RELATIONS AND RESEARCH (405) 767-4763 jeff.mobley@chk.com	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232 marc.rowland@chk.com

CHESAPEAKE ENERGY CORPORATION ANNOUNCES
PRICING OF COMMON STOCK OFFERING

OKLAHOMA CITY, OKLAHOMA, MARCH 27, 2008 – Chesapeake Energy Corporation (NYSE:CHK) today announced that it has priced a public offering of 20 million shares of its common stock at $45.75 per share.  The company has also granted the underwriters a 30-day option to purchase a maximum of three million additional shares of its common stock.  Chesapeake expects the issuance and delivery of the shares to occur on April 2, 2008, subject to customary closing conditions.

Chesapeake intends to use the net proceeds from the offering initially to repay outstanding indebtedness under its revolving bank credit facility, which may be reborrowed from time to time to fund its recently announced drilling and land acquisition initiatives and for general corporate purposes.  The offering is being made pursuant to an effective registration statement filed with the Securities and Exchange Commission.

Deutsche Bank Securities Inc., Banc of America Securities LLC and Lehman Brothers Inc. are acting as joint book-running managers for the offering.  The offering is being made only by means of a prospectus and related prospectus supplement, copies of which, when available, may be obtained by mail from the offices of Deutsche Bank Securities Inc., Attn: Prospectus Department, 100 Plaza One, 2nd Floor, Jersey City, NJ, 07311, by telephone at (800) 503-4611 or by email to prospectus.cpdg@db.com; by mail from the offices of Banc of America Securities LLC, Capital Markets Operations, 100 West 33rd Street, 3rd Floor, New York, NY 10001 or by e-mail to dg.prospectus_distribution@bofasecurities.com; or by mail from the offices of Lehman Brothers Inc., c/o Broadridge, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, by fax to (631) 254-7140, by telephone to (888) 603-5847 or by e-mail to qiana.smith@broadridge.com.  An electronic copy of the prospectus will be available on the website of the Securities and Exchange Commission at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or country in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or country.

Chesapeake Energy Corporation is the largest independent and third-largest overall producer of natural gas in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Mid-Continent, Fort Worth Barnett Shale, Fayetteville Shale, Haynesville Shale, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast, Ark-La-Tex and Appalachian Basin regions of the United States.